Conner & Associates, PC
CERTIFIED PUBLIC ACCOUNTANTS
110 SOUTH STATE STREET
SUITE 200
NEWTOWN, PENNSYLVANIA 18940

215/860-3322
fax 215/860-3653

KEVIN J. CONNER, MST, CPA
JOSEPH K. CONNER, MBA, CPA
JEFF A. MEISKIN, CPA
LORAINE S. CARROLL
JUSTIN M. COLANTONIO

KENNETH SPECTER (1922 – 2005)

Exhibit 16.1

29 December 2006

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Dear Sir/Madam:

We have read the statements set forth by Impact Medical Solutions, inc. (formerly, Freedom 1, Inc.) (the "Company") in Item 4.01 regarding the dismissal of Conner & Associates, PC on 27 December 2006, as the Company's independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company's current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

CONNER & ASSOCIATES, PC

Conn & Associates, Pc.

Excerpt from the 8-K Draft – 29 December 2006: 2:55pm EST
Item 4.01. Changes in Registrant's Certifying Accountant

Effective as of December 27, 2006, we dismissed Conner & Associates, PC ("Conner") as our independent accountants. Conner had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Conner is that, following the consummation of the Merger on December 27, 2006, (i) the former stockholders of Impact Medical owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by Impact Medical. The independent registered public accounting firm of Impact Medical was Farber Hass Hurley McEwen, LLP (formerly Farber & Hass, LLP). We believe that it is in our best interest to have Farber Hass Hurley McEwan, LLP continue to work with our business, and we therefore retained that firm as our new independent registered accountants, effective as of December 27, 2006. Farber Hass Hurley McEwan, LLP is located at 888 West Ventura Blvd, Suite A, Camarillo, California, 93010. The report of Conner on our financial statements for the period from June 27, 2006 (inception) to June 30, 2006 did contain an adverse opinion or disclaimer of opinion, it was qualified or modified as to uncertainty, audit scope or accounting principles. The report contained a going concern opinion on the financial statements as of June 30, 2006 because Freedom 1, Inc. was a blank check company with no assets and the shareholder of the company was not legally obligated to fund the activities of the company. The decision to change accountants was approved by our board of directors on December 27, 2006. From June 27, 2006 through December 27, 2006, there were no disagreements with Conner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Conner, would have caused it to make reference to the matter in connection with the firm's reports. We had made the contents of this Current Report on Form 8-K available to Conner and requested it to furnish a letter addressed to the SEC as to whether it agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of Conner's letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K. As of December 27, 2006, Farber & Hass, LLP was engaged as our new independent registered public accountant. The appointment of Farber Hass Hurley McEwan, LLP was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through September 30, 2006, we did not consult Farber Hass Hurley McEwan, LLP regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.